SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MARKETWATCH.COM, INC.
 (Name of Registrant as Specified in its Charter)

__________________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MarketWatch.com, Inc.

825 Battery Street

San Francisco, California 94111

April 29, 2003

To Our Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of MarketWatch.com, Inc. to be held at MarketWatch.com's corporate headquarters, located at 825 Battery Street, San Francisco, California, 94111 on Thursday, May 29, 2003 at 10:00 a.m., local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2003 Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of MarketWatch.com, Inc. by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at our 2003 Annual Meeting of Stockholders.

Sincerely,

/s/ Lawrence S. Kramer

Lawrence S. Kramer
Chairman and Chief Executive Officer

MarketWatch.com, Inc.
825 Battery Street
San Francisco, California 94111

___________________

NOTICE OF THE 2003 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of MarketWatch.com, Inc. will be held at MarketWatch.com's corporate headquarters, located at 825 Battery Street, San Francisco, California, 94111 on Thursday, May 29, 2003 at 10:00 a.m., local time, for the following purposes:

1. To elect directors of MarketWatch.com, Inc., each to serve until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2003.

3. To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 14, 2003 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Joan P. Platt

Joan P. Platt
Secretary

San Francisco, California

April 29, 2003

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.

TABLE OF CONTENTS

MarketWatch.com, Inc.

825 Battery Street

San Francisco, California 94111

___________________

PROXY STATEMENT
FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

___________________

April 29, 2003

The accompanying proxy is solicited on behalf of the board of directors of MarketWatch.com, Inc., a Delaware corporation, for use at the 2003 Annual Meeting of Stockholders to be held at MarketWatch.com's corporate headquarters, located at 825 Battery Street, San Francisco, California, 94111 on Thursday, May 29, 2003 at 10:00 a.m., local time ("Annual Meeting"). Only holders of record of our common stock at the close of business on April 14, 2003, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 17,222,722 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date will constitute a quorum for the transaction of business. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees and the proposals set forth in the accompanying Notice of the Annual Meeting and this proxy statement. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about April 29, 2003. Our annual report and Form 10-K for the fiscal year ended December 31, 2002 are enclosed with this proxy statement. Upon written request to the Company's Secretary, Joan P. Platt, at the address of our corporate headquarters, the exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

All materials filed by us with the Securities and Exchange Commission can be obtained at the Commission's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or through the Commission's website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

Voting Rights

Holders of our common stock are entitled to one vote for each share held as of the record date. Shares of common stock may not be voted cumulatively. An automated system administered by our transfer agent, Mellon Investor Services, will tabulate votes cast by proxy. A representative of our transfer agent will act as our inspector of elections for the Annual Meeting and will tabulate the votes cast in person at the Annual Meeting.

Vote Needed for a Quorum, Effect of Abstentions and Broker "Non-Votes"

A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

Under the Delaware General Corporation Law, as it relates to determining the presence of a quorum at the Annual Meeting, an abstaining vote and a broker "non-vote" are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present. For proposals other than the election of directors presented at the Annual Meeting, abstentions are counted as shares present and entitled to be voted and will have the same effect as a "no" vote. A broker "non- vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. For proposals presented at the Annual Meeting, broker "non-votes" will have no effect on the outcome because broker "non-votes" are not entitled to be voted with respect to the proposals.

Vote Required to Approve the Proposals

With respect to Proposal No. 1, directors will be elected by a plurality of the votes of the shares of our common stock, present in person or represented by proxy, at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker "non-votes" will have no effect on the outcome of the election of directors. Approval and adoption of Proposal No. 2 requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as "no" votes on Proposal No. 2, but broker "non-votes" will have no effect. The effectiveness of any of the proposals is not conditioned upon the approval by our stockholders of any of the other proposals by the stockholders.

Postponement or Adjournment of Meeting

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more postponements or adjournments of the Annual Meeting to permit further solicitations of proxies. Any such postponement or adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Annual Meeting. If you choose to vote by proxy, then the proxy card you submit will continue to be valid at any postponement or adjournment of the Annual Meeting.

Expenses of Soliciting Proxies

We will pay the expenses of soliciting proxies to be voted at the Annual Meeting. Following the original mailing of the proxies and other soliciting materials, our directors, officers and employees may also solicit proxies by mail, telephone, or in person. No additional compensation will be paid to these individuals for any such services. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of our common stock and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

  a written instrument delivered to us stating that the proxy is revoked;

  a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting; or

  attendance at the Annual Meeting and voting in person.

Please note, however, that your attendance at the Annual Meeting, after having executed and delivered a valid proxy card, will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the Annual Meeting. Please note, further, that if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the Annual Meeting, the stockholder must obtain a valid proxy from the broker, bank or other nominee and present it to the inspector of elections at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect each director to hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified or until such director's earlier resignation or removal. At the Annual Meeting, 10 nominees will be elected to be our 10 directors. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holders may determine. We are not aware of any nominee who will be unable to serve or for good cause will not serve as a director.

Pursuant to a stockholders' agreement entered into in January 1999, in connection with our reorganization from a limited liability company to a corporation, Pearson International Finance Ltd. ("Pearson") and CBS Broadcasting Inc. ("CBS") each has the right to designate candidates for election to the board. The number of candidates which each may currently designate is equal to the product of:

  the percentage held by each of CBS and Pearson of our outstanding shares of common stock, and the number of authorized members of our board of directors,

rounded up to the nearest whole number. Further, each of CBS and Pearson is obligated to vote the shares of common stock held by it for the other's designated candidates.

In addition, so long as the amended and restated license agreement that we have entered into with CBS remains in effect, CBS also has the right to nominate at least one candidate to our board of directors, regardless of the percentage held by it of our outstanding shares of common stock.

Directors/Nominees

The names of the nominees for election to our board of directors at the Annual Meeting, and information about each of them as of March 31, 2003, are included below.
Name of Director/Nominee	Age	Principal Occupation	Director Since
Lawrence S. Kramer	53	Chairman of the Board of Directors and Chief Executive Officer of MarketWatch.com, Inc.	1997
Andrew Heyward (2)	52	President, CBS News, a division of CBS Broadcasting Inc.	1998
Robert H. Lessin (1)	48	Vice Chairman, Jefferies Group, Inc.	1999
Russell I. Pillar	37	President, Viacom Digital Media Group, a division of Viacom Inc.	2000
John Makinson	48	Chairman and Chief Executive Officer, Penguin Group, a division of Pearson plc	2000
Peter Glusker	41	Senior Vice President, Viacom Interactive Ventures, a division of Viacom Inc.	2000
Christie Hefner (1)	50	Chairman and Chief Executive Officer, Playboy Enterprises, Inc.	2001
Jeffrey F. Rayport (1) (2)	43	Chief Executive Officer, Marketspace LLC (a Monitor Group company)	2001
John Marcom	45	President, Americas, Financial Times, a division of FT Publications, Inc.	2002
Philip Hoffman	44	Executive Vice President and Director of Corporate Finance, Pearson plc	2003

(1) Member of the Audit Committee
(2) Member of the Compensation Committee

Mr. Kramer has served as Chief Executive Officer and a member of our board of directors since October 1997, and is the founder of MarketWatch.com, Inc. On November 15, 1999, Mr. Kramer was elected Chairman of the Board. From February 1994 until October 1997, Mr. Kramer served as Vice President for News and Sports of Data Broadcasting Corporation. Mr. Kramer spent more than twenty years in journalism, including serving as a financial reporter, Metro Editor and Assistant Managing Editor of The Washington Post, and most recently serving as Executive Editor of the San Francisco Examiner. He has been a recipient of National Press Club, Gerald E. Loeb and Associated Press Awards. During Mr. Kramer's tenures at The Washington Post and the San Francisco Examiner, his staffs at each paper won a Pulitzer Prize. Mr. Kramer holds a B.S. degree in Journalism from Syracuse University and an M.B.A. degree from the Harvard Business School. Mr. Kramer is a founding board member of the Online Press Association.

Mr. Heyward has served as a member of our board of directors since March 1998. He has served as President of CBS News, a division of CBS Broadcasting Inc., since January 1996. From October 1994 until January 1996, he was Executive Producer of "CBS Evening News with Dan Rather" and Vice President of CBS News. Mr. Heyward holds a B.A. degree in history and literature from Harvard University.

Mr. Lessin has served as a member of our board of directors since February 1999. He has served as Vice Chairman of Jefferies & Company since October 2002. From October 2001 to October 2002, Mr. Lessin served as Chairman of SoundView Ventures and has served as a consultant to SoundView Ventures since October 2002. Mr. Lessin served as Chairman of SoundView Technology Group, Inc. from April 1998 through October 2001. Mr. Lessin also served as Chief Executive Officer of SoundView Technology Group, Inc. from April 1998 through February 2001. Mr. Lessin served as Vice Chairman of Salomon Smith Barney from June 1993 to March 1998, where he was head of its Investment Banking Division from June 1993 to January 1997. Mr. Lessin serves on the board of iParty Corp. and is the chairman of the board of Dawntreader Fund I and Dawntreader Fund II. Mr. Lessin holds a B.A. degree in applied physics and economics from Harvard College and an M.B.A. degree from the Harvard Business School.

Mr. Pillar has served as a member of our board of directors since February 2000. He has served as President of the Viacom Digital Media Group, a division of Viacom Inc., since January 2000. Mr. Pillar also has served as Managing Partner of Critical Mass Ventures LLC since October 1991. From November 1998 to January 2000, Mr. Pillar served as President, Chief Executive Officer and a director of Richard Branson's Virgin Entertainment Group, Inc. From September 1997 to August 1998, Mr. Pillar served as President and Chief Executive Officer of Prodigy Internet and served as a member of Prodigy Inc.'s board of directors, including serving as its Vice Chairman from October 1996 to February 2000. In addition to serving as a member of our board of directors, he serves on the board of SportsLine.com, Inc. as well as serving on the boards of various private companies. Mr. Pillar, a Crown Fellow at the Aspen Institute, graduated with an A.B. in East Asian Studies from Brown University.

Mr. Makinson has served as a member of our board of directors since April 2000. He served as CEO of the Penguin Group, a division of Pearson plc, since June 2002 and Chairman since December 2001. Mr. Makinson served as Group Financial Director at Pearson plc from April 1996 through June 2002. Mr. Makinson serves as chairman of the board of Interactive Data Corporation and as an independent director of George Weston Limited in Canada. Mr. Makinson holds an M.A. degree from Cambridge University.

Mr. Glusker has served as a member of our board of directors since April 2000. He has served as Senior Vice President of Viacom Interactive Ventures, a division of Viacom Inc. and formerly CBS Internet Group, since February 2000. Prior to this, from November 1999 through February 2000, Mr. Glusker was Managing Partner of The Accelerator Group, LLC. From September 1998 to November 1999, Mr. Glusker was a self-employed consultant. From February 1996 to September 1998, he held a number of positions with Prodigy Communications Corporation, most recently as Senior Vice President, Business Development. Mr. Glusker holds a B.A. degree from Wesleyan University and an M.B.A. degree from Stanford University.

Ms. Hefner has served as a member of our board of directors since April 2001. She has served as chairman of the board and Chief Executive Officer of Playboy Enterprises, Inc. since November 1988. Ms. Hefner is also chairman of the board of Playboy.com. Ms. Hefner serves on the board of directors of the Magazine Publishers Association and Canyon Ranch Health Resorts. Ms. Hefner graduated with a B.A. degree in English and American Literature from Brandeis University.

Dr. Rayport has served as a member of our board of directors since June 2001. He has served as Chief Executive Officer of Marketspace LLC (a Monitor Group company) since May 1999. Prior to this, Dr. Rayport was a faculty member in the Service Management Unit at Harvard Business School; he joined the School's faculty in the Marketing Unit in September 1991. Dr. Rayport took a leave of absence from Harvard Business School in September 1998. Dr. Rayport serves on the boards of directors of Andrews McMeel Universal, ValueClick, Inc., GSI Commerce, Inc., Exit 41, Inc. and International Data Group. Dr. Rayport earned an A.B. from Harvard College, an M.Phil. in International Relations at the University of Cambridge, an A.M. in the History of American Civilization and a Ph.D. in Business History at Harvard University.

Mr. Marcom has served as a member of our board of directors since October 2002. He has served as President, Americas, Financial Times, a division of FT Publications, Inc. since May 2002. From March 2001 to April 2002, Mr. Marcom consulted with a variety of magazines and web properties. Mr. Marcom was a Senior Vice President of AtomFilms, now part of AtomShockwave Corp., from February 2000 to February 2001. From September 1999 to February 2000, Mr. Marcom served as President of Time Inc. International. From January 1993 to August 1999, Mr. Marcom held various positions with AOL Time Warner in Asia. Mr. Marcom holds an M.B.A degree from Insead and an A.B. degree in Economics from Princeton University.

Mr. Hoffman has served as a member of our board of directors since January 2003. He has served as Pearson's Executive Vice President and Director of Corporate Finance since January 2002. From May 2000 to December 2001, Mr. Hoffman was Chief Executive Officer of Learning Network Inc., Pearson's Internet based education business. From January 1999 through December 2000, Mr. Hoffman was President of Pearson Inc. From January 1997 through December 1998, Mr. Hoffman was Executive Vice President and Chief Administrative and Financial Officer of Penguin Group. Mr. Hoffman also serves on the board of Interactive Data Corporation. Mr. Hoffman is a Certified Public Accountant and licensed attorney in New York and Connecticut and holds J.D. and M.S. degrees from Pace University and a B.S. degree from Fairfield University.

Board Meetings and Board Committees

Board Meetings. The board met six times, including telephone conference meetings, and took two actions by written consent during 2002. No director attended fewer than 75% of the aggregate of the total number of meetings of the board held during the period for which he or she was a director and the total number of meetings held by all committees of the board on which he or she served during the period.

Board Committees. Our board of directors has an audit committee and a compensation committee.

Audit Committee. The audit committee reviews our quarterly and annual financial statements; meets with our independent auditors to review the adequacy of our internal control systems and financial reporting procedures; is responsible for the appointment, retention and oversight of our independent auditors, including the approval of the fees charged by our independent auditors for audit and non-audit services, review of the independence and performance of the independent auditors, review and monitoring of the performance of non-audit services by our independent auditors, and performs such further functions as may be required by the Nasdaq National Market. Additional duties and powers of the audit committee are set forth in its amended and restated charter, which was adopted and approved in February 2003 and a copy of which is attached to this proxy statement as Appendix A. The audit committee is currently comprised of Ms. Hefner and Messrs. Lessin and Rayport, each of whom is an independent director as defined by National Association of Securities Dealers' listing standards. During a portion of 2002, Mr. Jonathan May, a former member of our board of directors and an independent director, also served on the audit committee. The audit committee met five times, including telephone conference meetings during 2002.

Compensation Committee. The compensation committee reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to the board regarding such matters. The compensation committee is currently comprised of Messrs. Heyward and Rayport. During a portion of 2002, Mr. Stephen Hill, a former member of our board of directors, also served on the compensation committee. The compensation committee met five times, including telephone conference meetings, and took action by written consent three times during 2002.

Director Compensation

Cash Compensation. Each of our independent directors, as defined by National Association of Securities Dealers listing standards, is entitled to receive an annual fee of $10,000, paid quarterly, for his or her services on the board. Each member of the audit committee who is an independent director shall receive an additional annual fee of $10,000, paid quarterly, for his or her services on the audit committee. Each member of the compensation committee and mergers and acquisitions committee who is an independent director shall receive an additional annual fee of $5,000, paid quarterly, for his or her services on each respective committee. Each member of any committee hereinafter authorized and established by our Board of Directors and who is an independent director shall receive an additional annual fee of $2,500, paid quarterly, for his or her services on such a committee. Our directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings.

1998 Directors Stock Option Plan. In September 1998, our board adopted, and our stockholders subsequently approved, our 1998 Directors Stock Option Plan ("Directors Plan"). The total number of shares of common stock initially reserved for issuance under the Directors Plan was 50,000 shares. In May 2002, our stockholders approved an amendment to the Directors Plan to increase the number of shares of common stock reserved under the plan by an aggregate of 50,000 shares. As of March 31, 2003, options to purchase 45,667 shares of our common stock were outstanding under the Directors Plan and 51,000 shares remained available for future grants.

Members of our board who are not our employees or employees of any company affiliated with us are eligible to participate in the Directors Plan. Option grants under the Directors Plan are automatic and nondiscretionary. The exercise price of these options is the fair market value of the common stock on the date of grant. Each eligible director who becomes a member of our board will automatically be granted an option to purchase 10,000 shares. At each annual meeting of stockholders, each eligible director will automatically be granted an additional option to purchase 2,000 shares if he or she has served continuously as a member of the board since the date of such director's initial grant. The options have a term of 10 years. The options will terminate seven months after the date the director ceases to be a director or a consultant, or 12 months after a termination of service due to death or disability. All options granted under the Directors Plan vest as to one-third of the total shares subject to the option on each of the first three anniversaries of the grant date. Additionally, immediately prior to our dissolution or liquidation or entering into a change in control transaction, the vesting of these options will accelerate, and the options will be exercisable in full for a period of up to seven months following the transaction. After that time, any unexercised options will expire.

In May 2002, we granted an option under our Directors Plan to each of Ms. Hefner and Messrs. Lessin and Rayport to purchase 2,000 shares of common stock at $5.00 per share, the fair market value of our common stock at the date of grant.

In January 2002 we granted to Mr. Lessin an option to purchase 9,000 shares of our common stock at an exercise price of $4.03 per share, the fair market value of our common stock at the date of grant. The aforementioned grant was in exchange for options to purchase 10,000 and 2,000 shares of common stock priced at $62.50 and $21.00, respectively, which were cancelled in July 2001 under our voluntary stock option exchange program.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently comprised of Messrs. Heyward and Rayport. Mr. Heyward is the President of CBS News. See "Certain Relationships and Related Transactions" for a discussion of our relationship with CBS.

No interlocking relationship exists between members of our compensation committee and the members of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Relationships Among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF
EACH OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of our board has selected PricewaterhouseCoopers LLP to perform the audit of our financial statements for the fiscal year ending December 31, 2003, and our stockholders are being asked to ratify this selection.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our audit committee and board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our audit committee and board of directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION
OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the Exchange Act of 1934, that might incorporate future filings by reference, including this proxy statement, with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

To the Board of Directors:

The audit committee operates under a written charter, which was originally adopted on June 6, 2000 by the audit committee. The board adopted an amended and restated charter in February 2003 that included changes to address new requirements under the Sarbanes-Oxley Act. A copy of the amended and restated audit committee charter is attached as Appendix A to this proxy statement.

The audit committee reviews the Company's quarterly and annual financial statements; meets with the Company's independent auditors to review the adequacy of the Company's internal control systems and financial reporting procedures; is responsible for the appointment, retention and oversight of the Company's independent auditors, including the approval of the fees charged by the Company's independent auditors for audit and non-audit services, review of the independence and performance of the independent auditors and review and monitoring of the performance of non-audit services by the Company's independent auditors; and performs such further functions as may be required by the Nasdaq National Market. Additional duties and powers of the audit committee are set forth in the amended and restated charter.

The Company's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company's independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of those financial statements. However, the members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. The committee relies, without independent verification, on the information provided to the committee and on the representations made by management and the independent auditors.

Currently, the audit committee consists of Ms. Hefner and Messrs. Lessin and Rayport, each of whom qualifies as an "independent" director as defined by the National Association of Securities Dealers listing standards.

The audit committee has reviewed the Company's audited consolidated financial statements for the fiscal year ended December 31, 2002 and has met with both the Company's management and its independent auditors to discuss the consolidated financial statements. The Company's management represented to the audit committee that its audited consolidated financial statements for the year ended December 31, 2002 were prepared in accordance with generally accepted accounting principles.

The audit committee also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, which includes among others, matters related to the conduct of the audit of the Company financial statements. The audit committee has also received from the Company's independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, which relates to the auditors independence from the Company and the Company's related entities, and has discussed with the Company's independent auditors the independence of that firm. The audit committee considered whether the non-audit services rendered by PricewaterhouseCoopers LLP were compatible with maintaining PricewaterhouseCoopers LLP's independence as auditors of our consolidated financial statements, and concluded that they were.

Based on the audit committee's review and discussions referred to above, the audit committee recommended to the Company's board of directors that the audited financial statements for the year ended December 31, 2002 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, which was filed with the Securities and Exchange Commission on March 31, 2003.

During the fiscal year ended December 31, 2002, the aggregate fees billed by MarketWatch's independent auditors, PricewaterhouseCoopers LLP, for professional services were as follows:

  Audit Fees. PricewaterhouseCoopers LLP billed $143,000 for services in connection with the audit of MarketWatch's financial statements for the fiscal year ended December 31, 2002, and the reviews of the financial statements included in MarketWatch's quarterly reports on Form 10- Q;

  Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not perform any professional services related to financial information systems design and implementation or any other consulting services; and

  All Other Fees. PricewaterhouseCoopers LLP billed $79,046 for all other services, including tax services and accounting consultation.

Submitted by the Audit Committee

Christie Hefner

Robert H. Lessin

Jeffrey F. Rayport

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information with respect to the beneficial ownership of our common stock as of March 31, 2003 by:

  each stockholder who is known by us to be the beneficial owner of more than 5% of our common stock;

  our Chief Executive Officer and four other most highly compensated executive officers who were serving as executive officers at the end of 2002;

  each of our current directors and our directors during fiscal 2002 that have since resigned, as well as the nominees; and

  our directors and executive officers as a group.

The percentage ownership is based on 17,222,722 shares of our common stock outstanding at March 31, 2003. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days after March 31, 2003, are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each director and executive officer listed below is c/o MarketWatch.com, Inc., 825 Battery Street, San Francisco, California 94111.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent
5% Stockholders:
CBS Broadcasting Inc. (1) Westinghouse CBS Holding Company, Inc. (1) Viacom Inc. (1) NAIRI, Inc. (2) National Amusements, Inc. (2) Sumner M. Redstone (2) (3)	5,636,814	32.7%
Pearson International Finance Ltd. 80 Strand London, WC2R 0RL England	5,636,814	32.7
Directors and Executive Officers:
Lawrence S. Kramer (4)	381,654	2.2
Kathy Yates (5)	82,680	*
Scott Kinney (6)	73,370	*
Joan P. Platt (7)	60,623	*
Jamie Thingelstad (8)	8,713	*
Christie Hefner (9)	7,332	*
Jeffrey F. Rayport (10)	3,333	*
Robert H. Lessin (11)	3,000	*
Peter Glusker	-	*
Andrew Heyward	-	*
Stephen Hill (12)	-	*
Philip Hoffman	-	*
John Makinson	-	*
John Marcom	-	*
Daniel Mason (12)	-	*
Russell I. Pillar	-	*
Giles Spackman (12)	-	*
All 21 directors and executive officers as a group (13)	893,103	4.9

* Represents ownership of less than 1% of our common stock.

(1) The address for CBS Broadcasting Inc. ("CBSBI"), Westinghouse CBS Holding Company, Inc. ("W/ CBS HCI") and Viacom Inc. ("Viacom") is 1515 Broadway, New York, New York 10036.

(2) The address for NAIRI, Inc. ("NAIRI"), National Amusements, Inc. ("NAI") and Mr. Redstone is 200 Elm Street, Dedham, Massachusetts 02026.

(3) This information is based on a Schedule 13D, filed with the Securities and Exchange Commission on May 15, 2000, which was jointly filed by CBSBI, W/ CBS HCI, Viacom, NAIRI, NAI and Sumner M. Redstone. The shares are indirectly held by W/ CBS HCI through its ownership of 100% of the outstanding stock of CBSBI and are indirectly held by Viacom through its ownership of 100% of the outstanding stock of W/ CBS HCI. Approximately 68% of Viacom's voting stock is owned by NAIRI, which in turn is a wholly owned subsidiary of NAI. Beneficial ownership is attributed to Mr. Redstone as Mr. Redstone is the Chairman of the Board and the beneficial owner of a controlling interest in NAI.

(4) Includes 313,332 shares subject to options held by Mr. Kramer that are exercisable within 60 days after March 31, 2003.

(5) Includes 66,666 shares subject to options held by Ms. Yates that are exercisable within 60 days after March 31, 2003.

(6) Includes 73,370 shares subject to options held by Mr. Kinney that are exercisable within 60 days after March 31, 2003.

(7) Represents 54,166 shares subject to options held by Ms. Platt that are exercisable within 60 days after March 31, 2003.

(8) Includes 6,666 shares subject to options held by Mr. Thingelstad that are exercisable within 60 days after March 31, 2003.

(9) Represents 3,999 shares subject to options held by Ms. Hefner that are exercisable within 60 days after March 31, 2003.

(10) Represents 3,333 shares subject to options held by Mr. Rayport that are exercisable within 60 days after March 31, 2003.

(11) Includes 3,000 shares subject to options held by Mr. Lessin that are exercisable within 60 days after March 31, 2003.

(12) Former director of MarketWatch.com.

(13) Includes 778,446 shares subject to options that are exercisable within 60 days after March 31, 2003.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of March 31, 2003.

Name of Officer	Age	Position
Larry S. Kramer	52	Chief Executive Officer and Chairman of the Board of Directors
Kathy Yates	48	President and Chief Operating Officer
Joan P. Platt	49	Chief Financial Officer and Secretary
William Bishop	34	Executive Vice President and General Manager
Scot McLernon	45	Executive Vice President, Advertising Sales and Marketing
Scott Kinney	41	Executive Vice President, Licensing
Jamie Thingelstad	31	Chief Technology Officer
Dave Callaway	39	Editor-in-Chief

Mr. Kramer. See the description provided in Proposal No. 1 of this proxy statement.

Ms. Yates was named President and Chief Operating Officer of MarketWatch.com in December 2001. She is a veteran Internet media executive, having started or lead several Internet ventures since 1995. Her roles have included founder and Vice President/Business Development for Knight Ridder Digital, founding Board Member of CareerPath (now CareerBuilder) and Classified Ventures (parent company of HomeHunter.com, Cars.com and NewHomes.com), and Vice President/Product Development for Women.com. Prior to founding Knight Ridder Digital, Ms. Yates spent 13 years in executive positions with the San Jose Mercury News and its parent, Knight Ridder, Inc. She began as Assistant to the Publisher of the Mercury News in 1981, was promoted to Chief Financial Officer in 1982 and served as Senior Vice President and General Manager from 1988 to 1994. Yates earned an M.B.A. from Stanford University Graduate School of Business and graduated from Trinity College with a degree in Economics.

Ms. Platt has served as Chief Financial Officer since December 1999. From May 1999 through November 1999, Ms. Platt was Chief Financial Officer of Indus International, a provider of enterprise asset management software. From April 1996 to April 1999, Ms. Platt served as Chief Financial Officer for Splash Technologies Holdings, Inc., a Sunnyvale-based international supplier of color servers. Previously, Ms. Platt served a 20-year tenure at Coopers & Lybrand, including 10 years as a partner, where she specialized in high technology companies. Ms. Platt is a Certified Public Accountant and holds a B.S. in business administration from The Pennsylvania State University.

Mr. Bishop has served as Executive Vice President and General Manager since June 2001. From October 2000 until June 2001, Mr. Bishop served as Executive Vice President of Business and Product Development. He served as Executive Vice President of Business Development from February 2000 until October 2000, and was Vice President of Business Development of MarketWatch.com from the Company's formation in October 1997 until February 2000. From August 1995 until October 1997, Mr. Bishop was employed by DBC, most recently as Director of DBC Online. Mr. Bishop holds a B.A. degree in East Asian Studies from Middlebury College and an M.A. degree in International Economics from Johns Hopkins University.

Mr. McLernon has served as Vice President of Advertising Sales of MarketWatch.com since January 1998 and Executive Vice President of Advertising Sales and Marketing since February 2000. From March 1997 until December 1997, he served as National Director of Advertising Sales with Quote.com, Inc., a financial news Web site operator. Mr. McLernon was also the National Director of Internet Strategy with Softbank Interactive Marketing, a subsidiary of Softbank Corp., a distributor and wholesaler of software and peripheral equipment for PCs, from March 1996 until March 1997. From June 1994 until March 1996, he served as Account Manager with Interactive Marketing Inc.

Mr. Kinney has served as Vice President of Licensing since June 1999 and Executive Vice President of Licensing since February 2000. From May 1998 through June 1999, Mr. Kinney was the Chief Operating Officer and Chief Financial Officer for BigCharts, Inc. Mr. Kinney joined BigCharts in May 1998, after spending eight years with The Boston Consulting Group (BCG), a strategic management consulting firm. Mr. Kinney holds an undergraduate degree from Dartmouth College and an M.B.A. from Stanford University Graduate School of Business.

Mr. Thingelstad has served as Chief Technology Officer of MarketWatch.com since February 2002, and also served in that capacity from June 1999 until February 2001. From February 2001 to February 2002, he was self- employed as an Internet industry consultant. From June 1996 to June 1999, Mr. Thingelstad served as Chief Technology Officer and a Director of BigCharts, Inc. From February 1995 to March 1996, he served as a Director of Technology at WebSpan, Inc., an Internet service provider. From early 1993 to January 1996, Mr. Thingelstad served as the Technical Coordinator for the Disability Services Department at the University of Minnesota. Mr. Thingelstad attended the University of Minnesota's Institute of Technology.

Mr. Callaway was named editor-in-chief of MarketWatch.com in March of 2003 after serving three years as executive editor and one year as managing editor. He has been a vice president in charge of all news operations since March 2000. Mr. Callaway has more than 15 years of journalism experience, including five years as a London correspondent for Bloomberg News and six years as a reporter and financial columnist for The Boston Herald. In 2001, Mr. Callaway was named one of the 100 most influential business journalists in the U.S. by The Journal of Financial Reporters. Mr. Callaway holds a B.A and M.A. degree in journalism from the Medill School of Journalism at Northwestern University.

EXECUTIVE COMPENSATION

The following table presents information concerning the compensation earned for services rendered to us and our predecessor business in all capacities during each of fiscal 2002, 2001 and 2000 by our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2002 (collectively, the "Named Executive Officers").

Summary Compensation Table

Long Term Compensation
		Annual Compensation		Awards
Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Securities Underlying Options	Other Compensation (3)
Lawrence S. Kramer Chairman and Chief Executive Officer	2002 2001 2000	$315,000 300,683 274,992	$219,375 150,000 137,500	100,000 200,000 40,000	$10,796 9,686 9,555
Kathy Yates (4) President and Chief Operating Officer	2002 2001 2000	275,016 22,918 -	137,500 - -	50,000 200,000 -	6,821 324 -
Joan P. Platt Chief Financial Officer	2002 2001 2000	275,016 261,949 250,841	103,125 97,500 75,000	162,500 - 25,000	6,521 5,786 5,261
Jamie Thingelstad (5) Chief Technology Officer	2002 2001 2000	192,260 13,092 200,000	86,000 - 30,500	70,000 - 100,000	5,944 1,284 3,217
Scott Kinney (6) Executive Vice President of Licensing	2002 2001 2000	234,656 239,110 155,400	45,937 45,938 77,500	75,161 - 25,000	9,914 8,768 3,926

_______

(1) The salaries include a nominal parking allowance.

(2) Bonuses are reported in the fiscal year in which they are earned.

(3) Other compensation consists of Company 401k matching contributions, health insurance premiums and group term life insurance premiums.

(4) Ms. Yates joined us as our President and Chief Operating Officer in December 2001.

(5) Mr. Thingelstad has served as our Chief Technical Officer since February 2002 and also served in that capacity from July 1999 through February 2001.

(6) Mr. Kinney's salary for 2002 and 2001 includes a commission that approximates 35% of his base salary and is based on Mr. Kinney meeting certain sales goals for the year.

No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during 2002 to our Named Executive Officers. We do not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service of our Named Executive Officers.

Stock Option Grants In Fiscal 2002

The following table presents information regarding the grant of stock options under our 1998 Equity Incentive Plan during fiscal 2002 to each of our Named Executive Officers. Generally, the options become exercisable with respect to one-third of the total shares subject to the option on each of the first three anniversaries of the grant date. The grants to Ms. Platt and Mr. Kinney of 112,500 shares and 25,161 shares, respectively, become exercisable with respect to one-third of the total shares subject to the option approximately six months after the grant date and become exercisable with respect to one-third of the remaining shares subject to the option approximately one and one-half years and two and one-half years after the grant date, respectively. The options have a term of 10 years.

Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission ("SEC") requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. Potential realizable values are computed by:

  multiplying the number of shares of common stock subject to a given option by the market price per share of our common stock on the date of grant;

  assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire 10 year term of the option; and

  subtracting from that result the aggregate option exercise price.

We granted options to purchase an aggregate of 1,617,318 shares of common stock to all employees during 2002. Options are granted at an exercise price equal to the fair market value of our common stock at the time of grant.

	Individual Grants				Potential Realizable
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees	Exercise Price	Expiration	Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted	In Fiscal 2001	Per Share	Date	5%	10%
Lawrence S. Kramer	100,000	6.2%	$ 4.100	9/23/2012	$ 401,352	$ 881,943
Kathy Yates	50,000	3.1	3.912	8/23/2012	210,076	450,372
Joan P. Platt	112,500	7.0	4.030	1/22/2012	459,396	1,000,061
	50,000	3.1	3.912	8/23/2012	210,076	450,372
Jamie Thingelstad	20,000	1.2	4.150	2/11/2012	79,270	175,389
	50,000	3.1	3.912	8/23/2012	210,076	450,372
Scott Kinney	25,161	1.6	4.030	1/22/2012	102,746	223.667
	50,000	3.1	3.912	8/23/2012	210,076	450,372

Aggregated Option Exercises in Fiscal 2002 and Option Values at December 31, 2002

The following table presents certain information concerning the exercise of stock options during fiscal 2002 by each of our Named Executive Officers, and the number and value at December 31, 2002 of unexercised options held by said individuals. The value of in-the-money options shown in the table below reflects the positive difference between the exercise price of each outstanding stock option and $4.891, the closing sale price per share of our common stock on December 31, 2002 as reported on the Nasdaq National Market.

	Number of Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
Name	Exercise	Realized	Vested	Unvested	Vested	Unvested
Lawrence S. Kramer	10,000	$7,800	323,332	246,668	$289,489	$392,033
Kathy Yates	-	-	66,666	183,334	104,066	257,084
Joan P. Platt	-	-	54,166	133,334	46,617	120,691
Jamie Thingelstad	-	-	-	70,000	-	63,770
Scott Kinney	-	-	73,370	75,108	21,554	70,560

Employment Agreements and Offer Letters with Named Executive Officers

Mr. Lawrence S. Kramer.

We entered into an employment agreement with Mr. Lawrence S. Kramer, our Chief Executive Officer, effective as of July 1, 2001. Mr. Kramer's employment agreement provides for a base salary of $300,000 from July 1, 2001 through December 31, 2001 and $315,000 from January 1, 2002 through June 30, 2004. Mr. Kramer is also eligible to receive an annual bonus of up to 100% of his annual base salary. The employment agreement has a term of three years.

If Mr. Kramer's employment is terminated without cause (as defined in his employment agreement), or he resigns because of a constructive termination (as defined in his employment agreement), he will be entitled to receive an amount payable in equal monthly installments equal to the greater of:

  his then applicable base salary for a period of twelve months plus the target bonus for the year in which the termination occurs; or

  his then applicable base salary and target bonus for the remainder of the term of the agreement; and

  acceleration of vesting for all shares subject to the options held by him; such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

If Mr. Kramer's employment is terminated because of a change in control (as defined in his employment agreement), he will be entitled to receive an acceleration of all of the shares subject to the options held by him; such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

Ms. Kathy Yates

We entered into an employment agreement with Ms. Kathy Yates, our President and Chief Operating Officer, effective as of December 1, 2001. Ms. Yates' employment agreement provides for a base salary of $275,000 from December 1, 2001 through December 31, 2004. Ms. Yates is also eligible to receive an annual bonus of up to 50% of her annual base salary. In December 2002, the board of directors approved an increase in Ms. Yates' base salary to $285,000. The employment agreement has a term of three years.

If Ms. Yates' employment is terminated without cause (as defined in her employment agreement) or she resigns for good reason (as defined in her employment agreement), she will be entitled to receive:

  an amount equal to the then-current base salary, payable in twelve monthly installments plus the target bonus for the year in which such termination occurs; and

  acceleration of vesting for all shares subject to the options held by her; such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

Ms. Joan P. Platt

We entered into an employment agreement with Ms. Joan P. Platt, our Chief Financial Officer, effective as of March 15, 2003. Ms. Platt's employment agreement provides for a base salary of $285,000 through December 31, 2005. Ms. Platt is also eligible to receive an annual bonus of up to 50% of her annual base salary. In December 2002, the board of directors approved an increase in Ms. Platt's base salary to $285,000. The employment agreement is effective through December 31, 2005.

If Ms. Platt's employment is terminated without cause (as defined in her employment agreement) or she resigns for good reason (as defined in her employment agreement), she will be entitled to receive:

  an amount equal to the then-current base salary, payable in twelve monthly installments plus the target bonus for the year in which such termination occurs; and

  acceleration of vesting for all shares subject to the options held by her; such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

Mr. Jamie Thingelstad

We entered into an employment agreement with Mr. Jamie Thingelstad, our Chief Technology Officer, effective as of January 1, 2002. Mr. Thingelstad's employment agreement provides for a base salary of $215,000 from January 1, 2002 through December 31, 2004. Mr. Thingelstad is also eligible to receive an annual bonus of up to 40% of his annual base salary. In December 2002, the board of directors approved an increase in Mr. Thingelstad's base salary to $222,500. The employment agreement has a term of three years.

If Mr. Thingelstad's employment is terminated without cause (as defined in his employment agreement) or he resigns for good reason (as defined in his employment agreement), he will be entitled to receive:

  an amount equal to the then-current base salary, payable in twelve monthly installments; and

  acceleration of vesting for all shares subject to the options held by him; such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

Mr. Scott Kinney

In connection with our acquisition of BigCharts Inc. in June 1999, Mr. Scott Kinney, our Executive Vice President of Licensing, entered into an employment agreement with BigCharts, effective as of June 9, 1999. Mr. Kinney's employment agreement provides for an annual base salary of $155,000 per year, with an increase of five percent in each successive year, and an annual bonus of up to 40% of his base salary. The term of this agreement is five years, and this period will be extended automatically as of the third anniversary for a period of one year, unless either party gives notice of an intent not to renew the agreement. In October 2002 we gave notice to Mr. Kinney of our intention to negotiate a new employment agreement that is similar to those currently in place with our other executive officers. In December 2002, the board of directors approved an increase in Mr. Kinney's base salary to $180,000, a target commission of up to 35% of his base salary and a bonus of up to 35% of his base salary.

If Mr. Kinney is terminated without cause (as defined in his employment agreement) or he voluntarily terminates his employment for good reason (as defined in his employment agreement), Mr. Kinney will be entitled to receive:

  six months additional salary, payable in six equal installments; and

  acceleration of vesting for the shares subject to the options held by him, such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

If he is terminated for other cause (as defined in his employment agreement), he will be entitled to receive acceleration of all of the shares subject to the options held by him; such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

Within six months of a change in control (as defined in his employment agreement), if he terminates his employment for good reason or is terminated without cause, he will be entitled to receive:

  a lump sum equal to one year's salary and bonus; and

acceleration of vesting for all of the shares subject to the options held by him, such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

REPORT OF THE COMPENSATION COMMITTEE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

To the Board of Directors:

The compensation committee of the board of directors administers the Company's executive compensation program. The current members of the compensation committee are Messrs. Andrew Heyward and Jeffrey F. Rayport. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Code. Neither Mr. Heyward nor Mr. Rayport has any interlocking relationships as defined by the Securities and Exchange Commission.

General Compensation Philosophy

The role of the compensation committee is to set the salaries and other compensation of the Company's executive officers and other key employees, and to make grants under, and to administer, the stock option and other employee equity and bonus plans. Grants of options to purchase up to 1,200 shares of the Company's common stock per $10,000 of an employee's salary may be authorized by the Chief Executive Officer and Chief Financial Officer and subject to ratification by the compensation committee. The Company's compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

  base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the San Francisco Bay Area that are of comparable size to the Company and with which the Company competes for executive personnel;

  annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

  long-term stock-based incentive awards that focus the Company's executive officers on increasing stockholder value and strengthen the mutuality of interests between the Company's executive officers and stockholders.

Fiscal 2002 Executive Compensation

Base Salary. Salaries for executive officers for 2002 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Annual Incentive Awards. The Company has established a management incentive plan. Certain employees, including executive officers, are eligible to participate in this plan. Target bonuses are established based on a percentage of base salary and become payable upon the achievement of specified total company financial goals and personal and team objectives. The compensation committee administers this plan with regard to all executive officers. In 2002, the compensation committee determined and paid bonuses to executives for performance based on the achievement of certain of these goals and objectives.

Long-Term Incentive Awards. The compensation committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of the Company's stockholders and encourages executive officers to remain employed by the Company. Stock options generally have value for executive officers only if the price of the Company's stock increases above the fair market value on the grant date and the officer remains employed by the Company for the period required for the shares to vest.

The Company grants stock options in accordance with our 1998 Equity Incentive Plan. In 2002, stock options were granted to certain executive officers to more closely align their interests with those of the Company's stockholders and to aid in the retention of those certain executive officers. Stock options typically have been granted to executive officers when the executive first joins the Company. The compensation committee may, however, grant additional stock options to executive officers for other reasons. The number of shares subject to each stock option granted is within the discretion of the compensation committee and is based on anticipated future contribution and ability to impact the Company's results, past performance or consistency within the officer's peer group. At the discretion of the compensation committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company's common stock. The stock options generally become exercisable over a three-year period and are granted at a price that is equal to the fair market value of the Company's common stock on the date of grant. In fiscal 2002, the compensation committee considered these factors. The compensation committee approved stock option grants to the four most highly compensated executives in fiscal 2002, and the stock option grant for Mr. Kramer, the Company's CEO, was approved by the entire board.

Chief Executive Officer Compensation

Mr. Kramer's base salary, target bonus, bonus paid and long- term incentive awards for 2002 were determined by the board of directors in accordance with the employment agreement described in "Employment Agreements and Offer Letters with Executive Officers", as well as in a manner consistent with the factors described above in "Fiscal 2002 Executive Compensation" for all executive officers and were based on the achievement of certain of those factors.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the compensation committee believes that options granted by the Company's predecessor business outside of any stock option plans and grants made under the 1998 Equity Incentive Plan meet the requirements that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The compensation committee's present intention is to meet the requirements for deductibility under Section 162(m) unless the compensation committee feels that such compliance would not be in the best interest of the Company and/or its stockholders.

Submitted by the Compensation Committee

Andrew Heyward

Jeffrey F. Rayport

STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

The graph below compares the cumulative stockholder return on our common stock, the Nasdaq Composite Index and the Goldman Sachs Internet Index. The graph assumes that $100 was invested (including the reinvestment of any dividends) in our common stock, the Nasdaq Composite Index and the Goldman Sachs Internet Index on January 15, 1999, the date of our initial public offering, and calculates the annual return through December 31, 2002. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.
	MarketWatch.com	Nasdaq Composite Index	Goldman Sachs Internet Index
1/15/99	$100.00	$100.00	$100.00
12/31/99	37.44	173.29	185.31
12/31/00	3.08	105.21	47.25
12/31/01	3.37	83.06	27.30
12/31/02	5.02	56.87	19.43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2002, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or will exceed $60,000 and in which any of our directors or executive officers or holders of more than 5% of our common stock or any member of the immediate family of these persons had or will have a direct or indirect material interest other than (1) the compensation arrangements with our executive officers and directors, which are described in "Executive Compensation" and "Compensation of Directors", and (2) the transactions described below.

Amended and Restated License Agreement with CBS

We entered into an amended and restated license agreement with CBS in January 1999, which superseded and replaced an original license agreement with CBS, under which CBS grants us a non-exclusive license to utilize the CBS marks "CBS®" and the CBS "eye" design for use in connection with the operation of our Web site. Under the original and amended agreements, CBS also grants us a license to use current CBS Television News content related to business and financial news on our CBS.MarketWatch.com Web site, excluding sponsorships under the original agreement. We paid CBS a royalty based on amounts received for advertising on our site. We agreed with CBS to amend the terms of the original license agreement to modify the royalty rate, extend the term of the license and modify the amount of the CBS advertising commitment and the non-competition provisions.

Term. The amended and restated license agreement will expire on October 29, 2005.

Royalties. Under the agreement, we will pay CBS, through October 29, 2005:

  8% of Gross Revenues up to and including $50.0 million; and

  6% of Gross Revenues in excess of $50.0 million.

Gross Revenues means gross operating revenues that are derived from an Internet service or Web site that:

  provides information or services of a financial nature; or

  uses the CBS trademarks licensed to us.

Gross Revenue excludes revenues from Interactive Data Corporation ("IDC"), a subsidiary of Pearson, an amount equal to certain commissions paid to sales representatives, revenues received from CBS affiliates and an amount equal to certain revenues attributable to an acquired company's results of operations for the 12 months prior to the acquisition. Under our amended and restated license agreement, we expensed approximately $2.8 million in fiscal 2002 related to licensing of CBS news content and trademarks.

Control of Content by CBS. Under the amended and restated license agreement, CBS retained significant editorial control over the use and presentation of CBS television news content and the CBS logo. For example:

  we must conform to CBS's guidelines for the use of its trademarks;

  CBS has the right to approve all materials, such as marketing materials, which include any CBS trademarks; and

  CBS has control over the visual and editorial presentation of its television news content on the CBS.MarketWatch.com Web site.

As a result of these provisions, CBS will have the ability to prevent us from displaying content on the CBS.MarketWatch.com Web site which it deems inappropriate and from producing materials, such as marketing materials, which it does not approve. This control by CBS could prevent us from engaging in desired marketing activities or from being perceived as an independent news organization, either of which could adversely affect our brand awareness and brand name.

Termination if CBS Competitors Acquire Our Securities. CBS will be able to terminate our right to use the CBS name, logo and news content in the event that:

  a competitor of CBS directly or indirectly beneficially owns 15% or more of our outstanding common stock or voting power; or

  if we issue to a CBS competitor a number of voting securities or actively participate in the acquisition by a CBS competitor, such that after the issuance or acquisition, such CBS competitor beneficially owns 9% or more of our voting securities.

The mere acquisition by a CBS competitor of an interest in Pearson that causes a change of control of Pearson, as defined in the stockholders' agreement described below, shall not be deemed to constitute the acquisition of an ownership interest in the absence of other facts demonstrating ownership of an interest in us.

Other Grounds for Termination. The amended and restated license agreement will also be subject to termination if we:

  breach a material term or condition of the amended and restated license agreement;

  become insolvent or subject to bankruptcy or similar proceedings; or

  discontinue using the MarketWatch mark and do not establish a substitute mark acceptable to CBS in its sole discretion.

Non-Competition Provisions. Under the terms of the amended and restated license agreement, CBS is not permitted to license or authorize another to license the use of the CBS logo or name to others in connection with promoting any other Internet Service or Web site in the U.S. that has as its primary function and its principal theme and format the delivery of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers, which we refer to as a Business Site. However, the following activities by CBS would not be prohibited:

  licensing its logo or name to a Web site or Internet service that delivers general news, sports or entertainment, with a financial news segment or portion included;

  licensing its name or logo to a Web site or Internet service outside the U.S.;

  licensing its name or logo to Web sites that provide stock price ticker displays on the site;

  any activity conducted by CBS and/or its affiliates prior to CBS's signing the amended and restated license agreement;

  any activities of non-CBS owned television and radio station affiliates;

  any Internet services in which CBS has an interest prior to signing the amended and restated license agreement;

  any activity of Westwood One, Inc. if such activity does not produce a substantial portion of its revenues from a Business Site; or

  any transmissions of any signal of any type by and through CBS's cable television operations.

As a result, if CBS were to license its name and logo to another Web site or Internet service that delivers general news, sports or entertainment and that also delivers financial news, and CBS is not prohibited from doing so pursuant to the amended and restated license agreement, such other Web site or service could be competitive with our Web site.

Also, CBS is not prohibited from licensing its news content to, or investing in, another Web site or Internet service, regardless of the theme of that Web site or Internet service.

Amended and Restated Services Agreement with IDC

We entered into an amended and restated services agreement with DBC, now known as IDC, in January 1999, which superseded and replaced an original services agreement with IDC, under which IDC provided us with a variety of support and hosting services. Under the original agreement, IDC also agreed to make subscriber payments on a per subscriber basis for users of IDC's PC- based and Quotrek real-time quotes and to pay us a fee based upon net revenues from subscriptions to MarketWatch RT and MarketWatch LIVE. We agreed with IDC to amend the terms of the original services agreement to extend the term, provide for agreed upon network performance standards, and grant non- exclusive licenses to use IDC's trademark and data feeds. There were no material changes to the economic terms of the original services agreement.

Services Provided. Under the amended and restated services agreement, IDC will, upon request:

  provide us with any employees needed to operate our business;

  handle billing and collections for our subscription products;

  provide computer programming and engineering services;

  provide delayed commodities and stock data feeds as well as certain other data feeds free of charge; and

  provide communications Web site hosting services pursuant to certain performance standards.

These services will be provided at IDC's out-of-pocket cost. We did not use any of these services in 2002. IDC will also continue to make the subscriber payments, described above, except with respect to certain of IDC's commercial subscribers. The term of the amended and restated services agreement will expire on October 29, 2005. However, IDC's obligation to make the subscriber payments expired in October 2002.

We received $1.0 million in revenue from IDC during the year ended December 31, 2002 for per-subscriber payments for users of IDC's PC-based and Quotrek real-time quotes under the amended and restated services agreement.

Non-Competition Provisions. The amended and restated services agreement does not contain any exclusivity provisions or non- competition provisions. For example, IDC could:

  provide Web sites hosting services to other Web sites;

  provide content or data to other Web sites including MarketWatch RT and MarketWatch LIVE; or

  sell its services through other Web sites.

There are various non-competition provisions relating to IDC set forth in the Stockholders' Agreement as further described below.

Stockholders' Agreement with CBS and IDC/Pearson

We entered into a stockholders' agreement with CBS and IDC/Pearson in January 1999.

CBS Advertising Commitments. The parties agreed to reduce the advertising commitment provided for in a contribution agreement entered into by us, IDC and CBS in October 1997 from a $50.0 million aggregate rate card amount of advertising and promotion to an aggregate rate card amount of $30.0 million during the period from October 29, 1997 through October 29, 2002 in return for a reduction in the percentage royalty to be paid to CBS under the amended and restated license agreement. This advertising commitment was subject to termination upon termination of the amended and restated license agreement, in which event, CBS would have made a termination payment in the amount of $500,000 per month for each full calendar month remaining from the termination through October 2002. The $30.0 million contribution was delivered in full by June 30, 2000. Under the terms of the stock purchase agreement that was entered into with CBS in March 2000, CBS agreed to provide an additional $30.0 million in advertising during the period from March 1, 2000 through May 5, 2002. In March 2002, $460,000 of the remaining advertising was extended to December 31, 2002. We recorded $9.8 million in advertising expense for the fiscal year ended December 31, 2002 for advertising and promotion provided by CBS under this agreement. As of March 31, 2003, CBS had delivered approximately $30.0 million in promotion and advertising under this commitment. Advertising and promotion was carried or displayed on CBS Television Network programming, programming on CBS owned-and-operated television stations and Infinity radio stations and/or Viacom Outdoor advertising.

Board Members. The stockholders' agreement also provides that CBS and Pearson each has the right to nominate a number of candidates to the board of directors based upon the percentage of our outstanding voting securities then held by them, rounded up to the nearest whole number. So long as the amended and restated license agreement is in effect, CBS shall have the right to appoint at least one member to our board of directors, regardless of its percentage ownership of our common stock.

Right of First Refusal. Pursuant to the stockholders' agreement, each of CBS and Pearson has a right of first refusal in the event that either party desires to sell any of our securities held by it to a third party. In addition, each of CBS and Pearson will have the right to purchase from us additional shares of our common stock, or our other voting securities or securities convertible into or exchangeable for common stock, if we propose to issue additional securities. In such a case, they would be able to purchase an amount, subject to certain limitations, necessary to maintain their then current percentage ownership, not to exceed their percentage ownership interest immediately after the closing of our initial public offering, which was 38.3%.

If a competitor of CBS directly or indirectly acquires more than 30% of the voting power of Pearson or substantially all of Pearson's assets at a time when Pearson beneficially owns at least 10% of our outstanding common stock, CBS may within 45 days either:

  Purchase all of our securities held by Pearson; or
  Require Pearson to place these securities in a trust, which would then dispose of the securities with a view to maximizing the sale price while disposing of such shares as promptly as reasonably practicable.

Pearson would forfeit its board representation in either event. We cannot predict which option, if any, CBS would elect in such an event.

Non-Competition Provisions for Pearson. Pearson has agreed that until October 29, 2005 and subject to certain exceptions:

  it will not, nor will it authorize or permit another to, sell advertising on any other Web site that has as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock quotations and financial news in the English language to consumers; and

  it will not use the Internet to sell real-time stock- quotes in "snapshot" form.

Therefore, Pearson would be permitted to:

  sell advertising on a general news, sports or entertainment Web site with a financial news segment;

  provide data or content to any other Web site, regardless of its theme so long as it was not selling data and content that was real-time snap, or user-requested, quotes;

  host any other Web site; or

  invest in any other Web site so long as it held less than 5% of any stock or less than 10% of the indebtedness of that company.

Our Non-Competition Obligations. In addition, we have agreed, except through Pearson, not to sell any product or service that offers streaming real-time stock price quotes. This obligation expires on October 29, 2005 or, at such earlier time:

  as the amended and restated services agreement has terminated;

  upon the occurrence of a change of control of Pearson, as defined in the stockholders' agreement; or

  at such time as Pearson shall hold less than 10% of our then-outstanding voting securities.

Registration Rights Agreement with CBS and IDC/Pearson

We entered into a registration rights agreement with CBS and IDC/Pearson in January 1999. At any time after July 13, 1999, either of CBS or Pearson may demand that we file a registration statement under the Securities Act covering all or a portion of the shares of our common stock held by either of them, their affiliates or certain transferees. However, the securities to be registered must have a reasonably anticipated aggregate public offering price of at least $3.0 million. CBS and Pearson may each affect two such demand registrations.

CBS and Pearson may request that we file a registration statement on Form S-3, covering all or a portion of the shares of our common stock held by either of them, their affiliates or certain transferees, provided that the aggregate public offering price is at least $1.0 million. CBS and Pearson can each request one Form S-3 registration per year.

These registration rights will be subject to our right to delay the filing of a registration statement in certain circumstances, not more than once in any 12-month period, for not more than 120 days.

In addition, CBS and Pearson will have certain "piggyback" registration rights. If we propose to register any of our common stock under the Securities Act, other than in connection with the registration rights noted above, CBS and Pearson may require us to include all or a portion of their securities in such registration. However, the managing underwriter, if any, of any such offering has certain rights to limit the number of securities proposed to be included in such registration.

We would bear all registration expenses incurred in connection with these registrations. Each of CBS and Pearson would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of its securities.

The registration rights of CBS and Pearson under the registration rights agreement will terminate when either CBS or Pearson may sell all of its shares in a three- month period under Rule 144 promulgated under the Securities Act.

Other Relationship with CBS

In the year ended December 31, 2002, we recognized revenue of $2.2 million from CBS for television and radio programming on CBS stations, and incurred expenses of $1.6 million for the production and distribution of television and radio programming provided by CBS.

Other Relationship with Pearson

In the year ended December 31, 2002, we recognized revenue of $1.8 million related to the license of our data and tools to FT.com and Financial Times, subsidiaries of Pearson.

In the year ended December 31, 2002, we recognized costs to IDC of $641,000 related to data feeds.

Office Leases with CBS

We lease certain facilities from CBS in San Francisco and New York under leases which expire in March 2008 and June 2010, respectively.

During 2002, we paid CBS approximately $1.1 million in aggregate rent payments.

Sale of Common Stock to IDC and CBS

In May 2000, we sold to each of IDC and CBS an additional 1,136,814 shares of our common stock. In exchange for the shares, IDC paid $43.0 million in cash, and CBS paid $13.0 million in cash and $30.0 million in rate card advertising and promotion over the next two years.

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions with officers, directors and principal stockholders and their affiliates will continue to be approved by a majority of our board of directors, including a majority of the independent and disinterested directors of our board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Indemnification Agreements with Directors and Executive Officers

We have entered into indemnification agreements with certain of our directors and executive officers. The agreements require us to indemnify such individuals under the circumstances set forth in the agreements and to the fullest extent permitted by Delaware law.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. In general, stockholder proposals and director nominations intended to be presented at our 2004 annual meeting of stockholders must be received by us at our corporate headquarters between March 1, 2004 and March 31, 2004 in order to be considered at that meeting. This notice requirement does not apply to (i) any stockholder holding at least twenty-five percent (25%) of our outstanding common stock, or (ii) any stockholder who has an agreement with us for the nomination of a person or persons for election to the board of directors. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Secretary at our corporate headquarters.

In addition to our bylaw provisions, stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the 2004 annual meeting of the stockholders must be received by our Secretary at our corporate headquarters no later than December 31, 2003 in order to be considered for inclusion in our proxy materials for that meeting.

The proxy holders will have discretionary authority to vote on any stockholder proposal presented at the 2004 annual meeting if we fail to receive notice of such stockholder's proposal for the meeting by March 15, 2004.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE UNDER SECTION 16(a)
OF THE SECURITIES ACT OF 1934

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC and Nasdaq National Market. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe all Section 16(a) filing requirements for the year ended December 31, 2002 were met with the exception of the following: Mr. Rayport inadvertently filed late a Form 4 reporting his receipt of stock options in accordance with the Directors' Plan; Ms. Yates inadvertently filed late a Form 4 reporting her purchase of shares on the open market.

OTHER BUSINESS

The board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the proxy holders.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

COMMUNICATING WITH MARKETWATCH.COM

We have from time-to-time received calls from stockholders inquiring about the available means of communication with us. We thought that it would be helpful to describe these arrangements which are available for your use.

  If you would like to receive information about us, you may use one of these convenient methods:

1. To have information such as our latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report to Stockholders mailed to you at our cost, please call our Investor Relations Department at (415) 733- 0500.

2. Visit the investor relations page of our Web site at CBS.MarketWatch.com.

  If you would like to write to us, please send your correspondence to the following address:

MarketWatch.com, Inc.

Attention: Investor Relations

825 Battery Street

San Francisco, CA 94111

  If you would like to email us, please send your correspondence to

investor_relations@marketwatch.com

  If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Mellon Investor Services at (800) 522-6645. You may also visit their Web site at www.melloninvestor.com for step-by-step transfer instructions.

Of course, stockholders of record will continue to automatically receive the Annual Report to Stockholders and Proxy Statement by mail.

MarketWatch.com, Inc.

825 Battery Street

San Francisco, California 94111

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lawrence S. Kramer and Joan P. Platt, as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock, $0.01 par value, of MarketWatch.com, Inc. held of record by the undersigned on April 14, 2003, at the 2003 Annual Meeting of Stockholders to be held on May 29, 2003, and at any continuations or adjournments thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting and any continuations or adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the board of director nominees and FOR Proposal No. 2 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

SEE REVERSE SIDE

☒ Please mark votes as in this example.

The board of directors unanimously recommends that you vote FOR the board of director nominees and FOR Proposal No. 2.

1. Election of Directors.

Nominees:

Lawrence S. Kramer

Andrew Heyward

Robert H. Lessin

Russell I. Pillar

John Makinson

Peter Glusker

Christie Hefner

Jeffrey F. Rayport

John Marcom

Philip Hoffman

☐ FOR all nominees listed below except as marked to the contrary.

☐ WITHHOLD AUTHORITY to vote for all nominees listed.

To withhold authority to vote for any individual nominee, strike a line through that nominee's name:

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:	Date:________________, 2003
Signature:	Date:________________, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

MARKETWATCH.COM, INC.

AUTHORITY AND PURPOSE

The Audit Committee of MarketWatch.com, Inc. (the "Corporation") is appointed by the Corporation's Board of Directors (the "Board") to oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. The Audit Committee (the "Committee") shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Corporation's Certification of Incorporation, Bylaws and applicable law.

STATEMENT OF POLICY

The Committee shall oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. In so doing, the Committee shall endeavor to maintain free and open means of communication between the directors, the independent auditors and the financial management of the Corporation. In addition, the Committee shall review the policies and procedures adopted by the Corporation to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers (the "NASD") applicable to Nasdaq listed issuers.

COMMITTEE STRUCTURE AND MEMBERSHIP

The Committee shall be comprised of three or more directors, as determined by the Board. The Committee members shall be designated by the Board, in compliance with the Bylaws of the Company, and shall serve at the discretion of the Board.

Each member of the Committee shall be an independent director. For purposes hereof, an "independent director" shall be one:

    who accepts no consulting, advisory or other compensatory fee from the Corporation other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board or is not otherwise an affiliated person of the Corporation; and

    who is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

Each member of the Committee shall be able to read and understand fundamental financial statements in accordance with the rules of the NASD applicable to Nasdaq listed issuers. At least one member shall have past employment experience in finance or accounting, a professional certification in accounting or other comparable experience or background that results in the individual's possessing the requisite financial sophistication, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

POWERS

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to engage independent counsel and other advisers, as it determines necessary to carry out its duties. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those tasks are the responsibility of management and the independent auditor. The Board and the Committee are in place to represent the Corporation's stockholders. Accordingly, the independent auditor is ultimately accountable to the Board and the Committee.

RESPONSIBILITIES

The Committee's policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and the Corporation's stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

In meeting its responsibilities, the Committee is expected to:

    Review and reassess the adequacy of this Charter annually.

    With respect to the Corporation's independent auditors:

      The Committee is responsible for the appointment, compensation and oversight of the work of the Corporation's independent auditors. The Committee shall pre- approve all auditing services and non-audit services provided by the independent auditors to the Corporation, other than as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors shall be ultimately accountable to the Board and to the Committee as representatives of the Corporation's stockholders.

      Review the independence of the independent auditors, including a review of management consulting services, and related fees, provided by the independent auditors. The Committee shall require the independent auditors at least annually to provide a formal written statement delineating all relationships between the independent auditors and the Corporation consistent with the rules of the NASD applicable to Nasdaq listed issuers and request information from the independent auditors and management to determine the presence or absence of a conflict of interest. This process shall include obtaining and reviewing, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1. The Committee shall actively engage the auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the auditors.

      Review the rationale for employing audit firms other than the principal independent auditors; and, where an additional audit firm has been employed, review the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

    Review and concur with management on the scope and responsibilities of an internal audit department and on the appointment, replacement, reassignment or dismissal of an internal audit department manager or director, if applicable.

    Review and discuss with management, before release, the audited financial statements and the Management's Discussion and Analysis proposed to be included in the Corporation's Annual Report in Form 10-K. Make a recommendation to the Board whether or not the audited financial statements should be included in the Corporation's Annual Report on Form 10-K.

    Review and discuss with management, before release, the unaudited operating results in the Corporation's quarterly earnings release. Discuss with the independent auditors and management the results of the independent auditors' SAS 71 review of the quarterly financial statements.

    In consultation with the independent auditors, the internal audit department, if any, and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

      The Corporation's annual financial statements and related notes.

      The independent auditors' audit of the financial statements and their report thereon.

      The independent auditors' reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management.

    Periodically, and to the extent appropriate under the circumstances, it may be advisable for the Committee, with the assistance of the independent auditors, the internal audit department, if any, and/or management, to consider and review the following:

      Any significant changes required in the independent auditors' audit plan.

      Any serious difficulties or disputes with management encountered during the course of the audit.

      The adequacy of the Corporation's system of internal financial controls.

      Any material deficiency in, or suggested improvement to, the procedures or practices employed by the Corporation as reported by the independent auditors in their annual management letter.

      The effect or potential effect of any regulatory regime, accounting initiatives or off-balance sheet structures on the Company's financial statements.

      Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Corporation's financial statements or accounting policies.

      Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

    Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

    Obtain from the independent auditor assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

    Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Corporation's employees of concerns regarding questionable accounting or auditing matters.

    Meet at least quarterly with the senior internal auditing executive, if any, and the independent auditor in separate executive sessions.

    Prepare a report in the Corporation's proxy statement in accordance with SEC requirements.

    Communicate with the Company's independent auditors about the Company's expectations regarding its relationship with the auditors, including the following:

    (i) the independent auditors' ultimate accountability to the Board and the Committee, as representatives of the Company's stockholders; and (ii) the ultimate authority and responsibility of the Board and the Committee to select, evaluate and, where appropriate, replace the independent auditors.

    Maintain minutes of meetings and periodically report to the Board of Directors on significant matters related to the Committee's responsibilities.

    Perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company's Common Stock is listed, and perform other activities that are consistent with this charter, the Company's Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.